Exhibit 99.1

Orion Energy Systems, Inc. Announces Increase of Share Repurchase Program

MANITOWOC, Wis. – (BUSINESS WIRE) – November 23, 2011 – Orion Energy Systems Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today that its Board of Directors has approved an increase to the previously announced $1,000,000 share repurchase program. The increase authorizes the Company to repurchase in the aggregate up to $2,500,000 of its outstanding common stock. Purchases by the Company under this program may be made from time to time in open market purchases, privately negotiated transactions, accelerated stock repurchase programs or otherwise, as determined by the Company’s management.

This program does not obligate the Company to acquire any particular amount of common stock. The pace of repurchase activity will depend on factors such as current stock price, market conditions and other factors. The share repurchase program may be suspended, modified or discontinued at any time and has no set expiration date.

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. For more information, visit www.oesx.com.

Orion Energy Systems, Inc.

Investor Relations Contact:

Scott Jensen Chief Financial Officer

(920) 892-5454

sjensen@oesx.com